EXHIBIT 10.8
                                                                    ------------


STRATEGIC PARTNERSHIP AGREEMENT



THIS AGREEMENT dated December 17, 2002 by and among DriverShield CRM Corp., a Delaware corporation ("CRM"), together with its parent DriverShield Corp., a New York corporation ("D/S") both with offices 12514 West Atlantic Blvd, Coral Springs, Florida 33071 and ClaimsNet, Inc., a Pennsylvania corporation ("ClaimsNet"), with offices at 4850 Street Rd, Tower One, Trevose, PA 19053.


WHEREAS, CRM is engaged in the vehicle claims management business ("VCMB"); and

WHEREAS, CRM desires ClaimsNet to operate and manage its VCMB; and

WHEREAS, ClaimsNet has agreed to operate and manage the VCMB upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

                                 SERVICING VCMB

1. CRM and ClaimsNet agree to a Strategic Partnership Agreement whereby ClaimsNet shall operate and manage the CRM VCMB based upon the terms and conditions set forth herein.

2. ClaimsNet services shall include and be provided by ClaimsNet at its sole cost and expense: (i) servicing client claims through an auto body shop network,
(ii) operating the VCMB during normal business hours Monday through Friday excluding national holidays, (iii) auditing estimates, (iv) originating and completing all financial transactions with shops and clients, (v) hosting and managing the server systems, web site and software necessary to operate and manage the VCMB systems, (vi) personnel and staffing, (vii) accounting functions and financial systems, (viii) funding the VCMB and (ix) maintaining insurance. Commencement of servicing of the VCMB shall occur prior to January 1, 2003. (the "Effective Date"). ClaimsNet will operate the VCMB on terms which are similar in nature, volume and scope to those which ClaimsNet provided to its clients immediately prior to the Effective Date.

                              LICENSE OF TECHNOLOGY

3. CRM hereby grants a non-exclusive non-transferable license to ClaimsNet during the term of this Agreement and any extension whereby CRM shall license all of the software ("Technology") pursuant to a Proprietary Software License Agreement as set forth in Exhibit A and other intellectual property ("IP") as set forth in the Trademark License Agreement attached in Exhibit B, both related to the CRM VCMB. Additionally, for the Term of this Agreement, CRM hereby grants ClaimsNet a non-exclusive non-transferable license to utilize the CRM VCMB vehicle repair vendor network ("Network") for ClaimsNet to carry-out its obligations pursuant to this Agreement. CRM agrees to allow ClaimsNet to utilize the CRM VCMB and Technology without charge, for all of ClaimsNet's present customers including any of their customer accounts, a list of which includes AIG Mass Marketing, Harleysville, Safeco, Omaha Property & Casualty, Providence Washington Insurance Company, Royal SunAlliance, Penns Miller, Home State County Mutual, Crum & Forster, ARI Insurance, GE, First Notice Systems (and any of their customer accounts), and First Choice Solutions (and any of their customer accounts).

                                      TERM

4. The term of this Agreement shall be for a period of five (5) years from the Effective Date (the "Term"). This Agreement shall be renewed for additional two
(2) year terms unless ClaimsNet notifies CRM that it is terminating the Agreement at least ninety (90) days prior to the end of the then-current term.

                               OPTION TO PURCHASE

5. During the Term and any extension thereof, ClaimsNet shall have the option beginning on January 1, 2007 to purchase from CRM the VCMB including but not limited to the customer list, supplier list and assignment of contracts, and Technology, which price shall be computed as an amount equal to the fees paid by ClaimsNet to CRM for the past twenty-four (24) months. ClaimsNet shall assume no liabilities of CRM, other than those directly related to the operation of the VCMB and previously incurred by ClaimsNet subsequent to the Effective Date.

                                     PAYMENT

6. ClaimsNet shall pay CRM the following compensation for the entire Term of this Agreement and any extension thereof:

   a. Fifty percent (50%) of all administrative fees, excluding auditing, appraisal and third party e-commerce fees, collected from CRM Clients, beginning February 1, 2003.

   b. Twenty-five (25%) of all vendor referral fees paid by automobile body repair shops for repairs derived from CRM Clients beginning March 1, 2003.

   c. Fifteen percent (15%) of all administrative fees and vendor referral fees paid by auto body repair shops, derived from New ClaimsNet Clients employing the Technology, excluding auditing, appraisal and third party E-Commerce fees.

A CRM Client shall be defined as: (i) a client that has entered into a written agreement with CRM prior to the Effective Date of the Strategic Partnership Agreement, (ii) a client that has previously been disclosed in writing to ClaimsNet prior to the Effective Date of the Strategic Partnership Agreement as set forth in Exhibit C, or (iii) a clientthat enters into a written agreement with CRM which is approved by ClaimsNet subsequent to the Effective Date of the Strategic Partnership Agreement, due to the direct sales efforts of CRM or D/S. A list of CRM clients is set forth in Exhibit D.

A New ClaimsNet Client shall be defined and limited to those new client accounts acquired by ClaimsNet after the Effective Date of the Agreement that utilize the Technology to service the New ClaimsNet Client.

The compensation payable to CRM shall be paid monthly no later than the fifteen
(15th) of the month following the previous month in which ClaimsNet collects the underlying fees for which the compensation is payable. Any compensation not paid on a timely basis shall accrue interest at the rate of twelve percent (12 %) per annum from the due date if not paid within 5 days after receipt of written notice from CRM.

         CRM OBLIGATIONS

7. CRM further agrees:

   a. To provide no less than one month current salary severance to Todd Sternbach and Randy Dunaieff and further, to provide ClaimsNet a credit against compensation due CRM as set forth in Paragraphs 6(a), 6(b) and 6(c) above equal to an amount of one third (1/3) of the monies ClaimsNet pays to Todd Sternbach (the "Sales Employee") and Randy Dunaieff (or Robert Burrowes in place of Randy Dunaieff) (the "Technology Employee") which credit shall be limited to $2,000 per person per month from the Effective Date through May 31, 2003 for their continuation of services, subsequent to the Effective Date, to support the transition and successful servicing of CRM Clients;

   b. To provide CRM employee information to ClaimsNet on each individual assigned to the VCMB and assist ClaimsNet in the recruitment of the individuals as requested by ClaimsNet;

   c. No later than March 31, 2003, to provide basic documentation for the Technology, including third party licensing material, written notes, drawings, schemas, reports, educational documentation, and written instruction on creating, modifying and maintaining pagedefs;

   d. To provide the documentation and information for the VCMB, including Network shop lists, files, historical claims files, billing information, customer information and writings, correspondence, prospective client information and all other documentation reasonably requested by ClaimsNet;

   e. To transfer the existing toll free help line telephone number, (877) 307-0460, to ClaimsNet;

   f. To transfer the hosting of the VCMB CRM web site, www.driversshield.com, to ClaimsNet and provide a hyperlink and naming option to click through the D/S website to the CRM website, www.driversshield.com 5 business days before the Effective Date, or at ClaimsNet's election and guidelines redirect any reference to the VCMB and URLs;

   g. To lease and deliver to ClaimsNet two (2) servers to operate the Technology for a period of up to one (1) year for a cost of $100.00 per month for each month used by ClaimsNet. However, ClaimsNet will use all commercially reasonable efforts to move the Technology to its own servers as quickly as practicable;

   h. To direct CRM clients to send all VCMB payments to a new lock box checking account opened by ClaimsNet under the name of DriverShield CRM Corp. at Commerce Bank, in Trevose, PA, regarding billing and payment/collections under the current and future CRM customer contracts. CRM agrees to sign any and all documents necessary to assign all funds received and or payable to CRM under this Agreement to ClaimsNet including, but not limited to a power of attorney, bank resolution, or any other document required by Commerce Bank. CRM agrees to pay ClaimsNet for any payment/collections due ClaimsNet upon receipt by CRM. Both CRM and ClaimsNet also agree to provide a list to each other every week of all financial transactions regarding VCMB, including a detailed list of all deposits accepted by the lock box and provide all the information necessary to maintain an audit trail between CRM, ClaimsNet, clients and Network shops regarding the VCMB. Notwithstanding anything to the contrary, ClaimsNet and CRM agree that for any services provided, fees owed and/or repairs completed by CRM prior to the Effective Date or commenced prior to the Effective Date, but completed subsequent to the Effective Date, CRM may receive payment directly from client for these monies owed, or ClaimsNet agrees to forward to CRM any payments that it receives that are owed to CRM.

   i. To deliver to ClaimsNet, CRM warranty and customer survey materials, and historical data.

   j. D/S agrees that so long as it owns its wholly owned subsidiary, DriverShield ADS Corp. ("ADS") and ADS offers its DriverShield Auto Discount Service program, D/S will offer the ADS program to any of ClaimsNet Customers, which terms to ClaimsNet shall be as reflected in the attached Exhibit E. D/S agrees that it shall use its best efforts to obligate ADS to continue to offer the DriverShield Auto Discount Service to any CRM client pursuant to any contractual obligation that CRM has to its clients, regardless of D/S' ownership of ADS.

   k. CRM shall require their Technology employees to complete the following, and CRM shall take no action that would interfere with their efforts to do the following:
       i. Document the Technology and provide ClaimsNet with training and support on the Technology, with ClaimsNet paying the cost of all CRM personnel's travel expenses approved by ClaimsNet in advance, including transportation, meals and hotels;
       ii. Assist in the preparation for the relocation of the Technology from CRM to ClaimsNet, with ClaimsNet paying the cost of all CRM personnel's travel expenses approved by ClaimsNet in advance, including transportation, meals and hotels;
       iii. Provide ClaimsNet access to the test version of the Technology through the Internet, loaded with claims and Network shops, and assist in the installation of the test version of the Technology on ClaimsNet's computer at CRM by December 15, 2002;
       iv. Work with ClaimsNet to learn, modify, repair, run, backup, maintain and further document the Technology for a period of six (6) months, so long as the Technology Employee is so willing pursuant to Paragraph 7(a);
       v. Document the installation procedures for the Technology and assist in the installation of the operational version of the Technology at ClaimsNet, so long as the Technology Employee is so willing pursuant to Paragraph 7(a);
       vi. Document the procedures for shop/vendor list importing into the Technology; vii. Document how to process billing invoices and monthly administrative fees from the Technology;
       viii. Convert Technology to SQL 2000 by December 27, 2002 for the production version;
       ix. New branding, logo and color design alternations for the Technology as directed by ClaimsNet, subsequent to the Effective Date, so long as the Technology Employee is so willing, pursuant to Paragraph 7(a).

   l. CRM shall require its sales and support employees to do the following, and CRM shall take no action that would interfere with them to do the following:
       i. Introduce ClaimsNet sales and servicing employees to each and every client;
       ii. Provide continuing assistance in managing the VCMB client accounts for a period of six (6) months after the Effective Date, so long as the Sales Employee is so willing, pursuant to Paragraph 7(a);
       iii. Provide continuing business development services after the Effective Date for the GEICO and Liberty Mutual opportunities, so long as the Sales Employee is so willing, pursuant to Paragraph 7(a);
       iv. Introduce ClaimsNet sales and servicing employees to the Liberty Mutual Charlotte , and Bala Cynwyd offices and any other branch offices when those branches commence the use of the VCMB program after the Effective Date, so long as the Sales Employee is so willing, pursuant to Paragraph 7(a).

WARRANTIES AND REPRESENTIONS
----------------------------

8. CRM hereby warrants and represents to ClaimsNet that:

   a. There are no actions, suits or proceedings pending or threatened or notices of any claims of any dispute from EDS;

   b. There are no actions, suits or proceedings pending or notices of any claims threatened against or effecting CRM from any client or vendor;

   c. There are no actions, suits or proceedings pending or notices of any claims threatened against or effecting CRM from any third party software or hardware licensors;

   d. There is no other license for the Technology which has been granted or claimed by another party;

   e. There are no actions, suits or proceedings pending or threatened against or effecting CRM before any Court or Arbitrator relating in any matter to the VCMB business;

   f. CRM owns and or has licensed all of the software and applications related to the Technology and has the right to enter into this Agreement;

   g. It has not received notice and has no actual knowledge that the Technology infringes upon any patents, copyrights, trademarks, trade secrets or the proprietary rights of any third party and there is no claim threatened or pending with respect to the Technology;

   h. CRM possesses or has the right to use all of the patents, trademarks, copyrights and application for all Technology and IP used in its VCMB business and has the full right and authority to provide ClaimsNet with a non-exclusive non-transferable license thereof;

   i. That it has not entered into any agreement to directly or indirectly market, sell, license, or permit the use of the licensed Technology to any other party;

   j. That during the term hereof, CRM will not sell, disclose, license or assign the licensed Technology to any competitor of ClaimsNet in the VCMB.

         HOLD HARMLESS

9. CRM shall indemnify, defend and hold harmless ClaimsNet from any and all claims, demands, liabilities, losses, damages, judgments, or settlements, including all reasonable costs and expenses related thereto, including attorney's fees, directly or indirectly related to any claim related to VCMB prior to the Effective Date.

D/S shall indemnify, defend and hold harmless ClaimsNet from any and all claims, demands, liabilities, losses, damages, judgments, or settlements, including all reasonable costs and expenses related thereto, including attorney's fees, directly or indirectly related to any claim related to the obligation of ADS to offer the DriverShield Auto Discount Service to any CRM client pursuant to any contractual obligation that CRM has to its clients.

ClaimsNet shall indemnify, defend and hold harmless CRM and D/S from any and all claims, demands, liabilities, losses, damages, judgments, or settlements, including all reasonable costs and expenses related thereto, including attorney's fees, directly or indirectly related to any claim related to VCMB on or subsequent to the Effective Date. Notwithstanding the above, so long as the insurance coverages are in force pursuant to Paragraph 11 and the basis of the claim asserted against D/S and/or CRM creating the need for indemnification by ClaimsNet is not due to the acts or omissions of ClaimsNet's employees, ClaimsNet's obligation to indemnify and hold harmless CRM and/or D/S shall be limited to the coverage provided by the appropriate insurance policy (ies).

CONFIDENTIALITY
---------------

10. CRM shall maintain the confidentiality of all ClaimsNet documents and information, both written and oral, including but not limited to: products, systems, intellectual property, proprietary information, Technology, ClaimsNet's technology and applications, financial information, business methodology, marketing plans and information, procedures, policies, programs, pricing, relationships with suppliers, customers, vendors, shop network lists and vendor lists.

ClaimsNet shall maintain the confidentiality of all CRM documents and information, both written and oral, including but not limited to: products, systems, intellectual property, proprietary information, Technology, applications, financial information, business methodology, marketing plans and information, procedures, policies, programs, pricing, relationships with suppliers, customers, vendors, shop network lists and vendor lists.

The parties and their respective subsidiaries, affiliates, directors, officers, agents and representatives will keep confidential and not disclose to anyone, except as required by law, the terms and conditions of this Agreement.

         INSURANCE

11.

a. During the Term, any extensions of the Term, at all times that ClaimsNet performs its obligations pursuant to this Agreement and for three (3) years following the expiration or termination of this Agreement for any reason, ClaimsNet will maintain in full force and effect, at ClaimsNet's own expense, insurance coverage as specified in this Paragraph and in the Certificate of Liability Insurance attached to this Agreement as Exhibit F.

b. Errors and Omissions. CRM will continue to maintain its Errors and Omissions policy through January 8, 2003, naming ClaimsNet as an additional insured and thereafter, ClaimsNet shall maintain its own Errors and Omissions policy with minimum coverage equal to $1 million and naming CRM and D/S as additional insureds.

c. Certificates of Insurance. Certificates of Insurance evidencing the required coverage and limits must be furnished to CRM and D/S prior to the Effective Date and attached as Exhibit F, except for the Errors and Omissions policy that will be supplied after January 8, 2003 and at such other times as requested by CRM and D/S. Such Certificates of Insurance will provide CRM and D/S thirty (30) days written notice prior to cancellation of such policies. All insurance policies will be written by a company authorized to do business in the territory and jurisdiction where the project is located. ClaimsNet will furnish copies of any endorsements subsequently issued which amend coverage or limits.


                             LIMITATION OF LIABILITY
                             -----------------------

12. ClaimsNet, Inc. shall not be responsible for any monetary claims and/or damages that arise from the obligations under this Agreement, except as set forth in Paragraphs 6, 9 and 12 hereof, the Proprietary Software License Agreement and the Trademark License Agreement.

   a. Except as set forth in the Paragraph 9 and 12(c) hereof, D/S and CRM shall not be responsible for any monetary claims or damages that arise from the obligations under this Agreement, the Proprietary Software License Agreement and the Trademark License Agreement, in excess of the amount of monies paid (past or future payments) to CRM by ClaimsNet pursuant to this Agreement.

   b. Notwithstanding anything contained herein to the contrary, ClaimsNet shall be entitled to a right of offset for any monies due CRM under this Agreement for any claims or damages as a result of D/S or CRM's breach of its obligations under this Agreement until all damages have been satisfied.

   c. ClaimsNet shall assume no liabilities of CRM or D/S other than those directly related to the operation of the VCMB and previously incurred by ClaimsNet subsequent to the Effective Date.

         MISCELLANEOUS PROVISIONS

13. This Agreement is binding upon the parties hereto and their successors. This Agreement may not be assigned in whole or in part by ClaimsNet without the prior written consent of CRM, except to an affiliate of ClaimsNet. Any assignment, delegation or transfer of this Agreement or any interest therein without written consent of CRM is void and cause for termination of this Agreement. Nothing in this Agreement shall be construed to grant any person or entity not a party hereto any rights or powers whatsoever, and no person or entity shall be a third party beneficiary of this Agreement. This Agreement may not be assigned by CRM to a competitor of ClaimsNet without ClaimsNet's prior written consent.


14. The parties hereby acknowledge that D/S will disclose this Agreement to the Securities and Exchange Commission as a material contract. Additionally, the parties acknowledge that D/S will issue a press release announcing this Agreement. The contents of the press release shall be approved by ClaimsNet, which approval shall not be unreasonably withheld.

15. Governing Law; Arbitration.

Any dispute, controversy or claim arising under, out of, in connection with or in relation to this Agreement, or the breach, termination, validity or enforceability of any provision hereof (a "Dispute"), if not resolved informally through negotiation between the parties, will be submitted to non-binding mediation. The parties will mutually determine who the mediator will be from a list of mediators obtained from the American Arbitration Association office located in the city determined as set forth below in this Paragraph 15 (the "AAA"). If the parties are unable to agree on the mediator, the mediator will be selected by the AAA. If any Dispute is not resolved through mediation, it will be resolved by final and binding arbitration conducted in accordance with and subject to the Commercial Arbitration Rules of the AAA then applicable. One arbitrator will be selected by the parties' mutual agreement or, failing that, by the AAA, and the arbitrator will allow such discovery as is appropriate, consistent with the purposes of arbitration in accomplishing fair, speedy and cost effective resolution of disputes. The arbitrator will reference the rules of evidence of the Federal Rules of Civil Procedure then in effect in setting the scope of discovery, except that no requests for admissions will be permitted and interrogatories will be limited to identifying (a) persons with knowledge of relevant facts and (b) expert witnesses and their opinions and the bases therefor. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof. Any negotiation, mediation or arbitration conducted pursuant to this Paragraph 15 and initiated by CRM or D/S will take place in Philadelphia County, PA, and in Broward County, FL if initiated by ClaimsNet. Other than those matters involving injunctive relief or any action necessary to enforce the award of the arbitrator, the parties agree that the provisions of this Paragraph 15 are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any Dispute or the performance by either party of its obligations herein. Each party acknowledges and agrees that the other party may seek injunctive relief in order to enforce the covenants set forth in Paragraph 10 or to enforce their respective rights under the Proprietary Software License Agreement and the Trademark License Agreement both dated as of the date hereof. The parties also agree that the AAA Optional Rules for Emergency Measures of Protection shall apply to the proceedings.

16. Records. ClaimsNet agrees to maintain accurate records (i) arising from or related to operating the VCMB provided hereunder, including, without limitation, client and repair network contracts, accounting records and documentation produced in connection with the rendering of any services pursuant to operating the VCMB; and (ii) all books, records, financial statements and related to the VCMB and give CRM full access to review such records upon CRM's or D/S' request. ClaimsNet agrees to provide CRM the following reports on a monthly basis: (a) Monthly Invoice Register, (b) Accounts Receivable Aging,
(c) Cash Receipts and Lockbox Registers, (d) Accounts Payable aging Monthly, detail and summary format, (e) Check Register, (f) Reports of new clients added and clients lost.

17. The provisions of this Agreement are severable. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the validity, legality or enforceability of the remaining provisions shall in no way be affected or impaired thereby. The provisions in Paragraph 9, 10, 11, 12, 15 and 19 shall survive termination or expiration of this Agreement.

18. This Agreement constitutes the entire Agreement of the parties with respect to the subject matter hereof and there are no representations other than those set forth herein and the Agreement may not be changed except in writing signed by the parties.

19. Notices. Any notices, requests, demands or other communications required by or made under this Agreement shall be in writing and shall be deemed to have been duly given i) on the date of service if served personally on the party to whom notice is to be given ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation or receipt is obtained promptly after completion of transmission, or iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the U.S. Postal Service, to the party as follows:

          If to CRM and/or D/S:

                  Mr. Barry Siegel
                  DriverShield Corp.
                  DriverShield CRM Corp.
                  12514 West Atlantic Blvd
                  Coral Springs, Florida 33071
                  Facsimile: (954) 752-6544

          with a copy to:

                  Lawrence A. Muenz, Esquire
                  Meritz & Muenz LLP
                  Three Hughes Place
                  Dix Hills, New York 11746
                  Facsimile:  (631) 242-6715

          If to ClaimsNet:

                  Mr. Wayne Smolda
                  The ClaimsNet, Inc.

                  4850 Street Rd
                  Tower One
                  Trevose, PA 19053


          With a required copy to:

                  Paul N. Sandler, Esquire
                  Sandler Marchesini, PC
                  1429 Walnut St, 16th Floor
                  Philadelphia, PA  19102

IN WITNESS WHREREOF, intending to be legally bound hereby, the parties hereto set their hands and seals on the date indicated next to their signature.



                                    DRIVERSHIELD CRM CORP.



Date__________                      By:___________________________




                                    DRIVERSHIELD CORP.
                                    [For purposes of Paragraph 7(f) and (j), and 12 only]




Date__________                      By:___________________________




                                    THE CLAIMSNET, INC.



Date__________                      By:___________________________




                                    DriverShield ADS Corp.
                                    [For purpose of Paragraph 9 and Exhibit E only]


Date__________                      By:___________________________

                                                                       Exhibit C
                                                                       ---------

                              POTENTIAL CRM CLIENTS
                              ---------------------

     1.  Geico

     2.  Wawaunesa

     3.  AIG - Specialty Auto

     4.  Cambridge Integrated Services Group

     5.  Pekin

     6.  Cameron

     7.  Farm Family Insurance

     8.  Hasting Mutual

     9.  Auto Owners Insurance Company

    10.  Travelers P & C

    11.  Merchants Insurance

    12.  Austin Mutual

    13.  Guide One

    14.  Sentry Insurance

    15.  Vesta

                                                                       EXHIBIT D
                                                                       ---------

                                CRM Clients List
                                ----------------



     1.  The St. Paul Fire & Marine Insurance Companies

     2.  Liberty Mutual Insurance Co.

     3.  Employers Insurance of Wausau

     4.  Bankers Insurance Company

     5.  Farmers Alliance Companies

     6.  AIG

                                                                       EXHIBIT E
                                                                       ---------

                               MARKETING AGREEMENT
                               -------------------

                                 BY AND BETWEEN


                             DRIVERSHIELD ADS CORP.


                                       AND


                              CLAIMSNET GROUP INC.


       MEMBERSHIP FEES FOR THE DRIVERSHIELD AUTO DISCOUNT SERVICE PROGRAM
       ------------------------------------------------------------------

   Plan A - $12 per membership per year, or $1 per month (Individual and Spouse)

o Collision Damage Repair Benefit
o Driver Discount Benefits
o Auto Advice Hotline
o Custom Trip Routing
o Hotel Discounts
o Dining Discounts
o Car Rental Discounts
o New and Used Car Buying Service
o $1,000 Trip Interruption / Accident Coverage
o $1,000 Trip Interruption / Stolen Auto
o 24 Hour Roadside Assistance "Dispatch Only"

   Plan B - $21 per membership per year, or $1.75 per month (Individual and Spouse)

o Collision Damage Repair Benefit
o Driver Discount Benefits
o Auto Advice Hotline
o Custom Trip Routing
o Hotel Discounts
o Dining Discounts
o Car Rental Discounts
o New and Used Car Buying Service
o $1,000 Trip Interruption / Accident coverage
o $1,000 Trip Interruption / Stolen Auto
o 24- Hour Roadside Assistance "Sign and Drive" with $50 per occurrence coverage ( 3 uses per year )

                                                                       EXHIBIT E
                                                                       ---------
                                                                        (PAGE 2)
Fulfillment expense is the responsibility of the Marketer.

THE DRIVERSHIELD PROGRAM FEE MAY CHANGE DURING THE TERM OF THIS AGREEMENT SHOULD MEMBERSHIP BENEFITS BE ADDED OR DELETED BY ADS. ANY SUCH CHANGE BY ADS SHALL BE COMMUNICATED IN WRITING TO CLAIMSNET AT LEAST 60 DAYS IN ADVANCE OF THE EFFECTIVE DATE OF SUCH CHANGE. PRIOR TO NINETY (90) DAYS BEFORE THE EXPIRATION OF THE TERM, THE ADS MAY CHANGE THE PROGRAM FEE THAT WILL BECOME EFFECTIVE UPON THE COMMENCEMENT OF THE NEW TERM. ANY INCREASE IN THE PROGRAM FEES OR DECREASE IN PROGRAM BENEFITS OR SERVICES, IF DEEMED MATERIAL BY CLAIMSNET, MAY RESULT IN THE TERMINATION OF THE AGREEMENT, AT CLAIMSNET'S SOLE DISCRETION.

The following information is needed for new enrollees:

o Name
o Address
o Telephone Number
o Account Number
o Effective Date
o Termination Date  (based on billing mode i.e. annual, monthly etc.)
o Payment Amount